EXHIBIT 1
TRANSACTIONS DURING THE PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the purchase of shares on the Nasdaq National Market System.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.
Date	Type	Price	Shares
10/21/20091	Purchase	$10.6093	13,100
10/22/20092	Purchase	10.5764	8,400
10/23/20093	Purchase	10.5992	13,928
10/26/20094	Purchase	10.4531	11,795
10/27/20095	Purchase	10.3108	7,817
10/28/20096	Purchase	10.1458	20,000
10/29/20097	Purchase	10.1893	11,236
10/30/20098	Purchase	10.0869	21,161
11/2/20099	Purchase	10.1835	4,300
11/3/200910	Purchase	10.3233	3,000
11/4/200911	Purchase	10.4622	6,112
11/5/200912	Purchase	10.4262	1,561

1 This transaction was executed in multiple trades at prices ranging from $10.53 - 10.74.

2 This transaction was executed in multiple trades at prices ranging from $10.495 - 10.65.

3 This transaction was executed in multiple trades at prices ranging from $10.50 - 10.69.

4 This transaction was executed in multiple trades at prices ranging from $10.15 - 10.85.

5 This transaction was executed in multiple trades at prices ranging from $10.20 - 10.40.

6 This transaction was executed in multiple trades at prices ranging from $10.13 - 10.17.

7 This transaction was executed in multiple trades at prices ranging from $10.15 - 10.22.

8 This transaction was executed in multiple trades at prices ranging from $9.93 - 10.20.

9 This transaction was executed in multiple trades at prices ranging from $10.13 - 10.40.

10 This transaction was executed in multiple trades at prices ranging from $10.30 - 10.34.

11 This transaction was executed in multiple trades at prices ranging from $10.45 - 10.50.

12 This transaction was executed in multiple trades at prices ranging from $10.25 - 10.45.